Exhibit 99.(h)(10)

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

This Amendment (the “Amendment”), dated as of August 18, 2020, amends the Transfer Agency Agreement (“Agreement”) between Boston Trust Walden Company (formerly the Boston Trust & Investment Management Company), a banking and trust company organized under the laws of the Commonwealth of Massachusetts (the “Transfer Agent”) and Boston Trust Walden Funds (formerly The Boston Trust & Walden Funds), a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust.  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust and Transfer Agent entered into the Agreement as amended and restated on March 23, 1999, and as further amended on August 16, 2001, May 24, 2012, December 6, 2012, June 9, 2015, and September 4, 2019.

WHEREAS, the parties mutually wish to update Schedule A of the Agreement to reflect (1) the name changes and re-designation of the funds listed below; and (2) the merger of Walden Small Cap Fund into Boston Trust Walden Small Cap Fund, as follows:

Current Name	Re-Designated Name
Walden Equity Fund	Boston Trust Walden Equity Fund
Walden Balanced Fund	Boston Trust Walden Balanced Fund
Walden International Equity Fund	Boston Trust Walden International Equity Fund
Walden Midcap Fund	Boston Trust Walden Midcap Fund
Walden SMID Cap Fund	Boston Trust Walden SMID Cap Fund
Boston Trust Small Cap Fund	Boston Trust Walden Small Cap Fund
Walden Small Cap Fund	N/A. Series merged into Boston Trust Walden Small Cap Fund in April 2020.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Transfer Agent and Trust hereby agree as follows:

1.             Effective Date.

The effective date of this Amendment (the “Effective Date”) shall be September 30, 2020.

2.             Schedule A Changes.

The Agreement is hereby updated to delete in its entirety the previous Schedule A to the Agreement and replace it with the amended Schedule A attached to the end of this Amendment.

3.             Miscellaneous.

This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.  Each reference to the Agreement in this Amendment and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Transfer Agency Agreement to be duly executed on the day and year first above written.

Boston Trust Walden Company

Signed:	/s/ Lucia Santini

Name:	Lucia Santini

Title:	Managing Director

Boston Trust Walden Funds

Signed:	/s/ Lucia Santini

Name:	Lucia Santini

Title:	President

Schedule A

Transfer Agency Agreement

between

Boston Trust Walden Company

and

Boston Trust Walden Funds

Name of the Fund

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust SMID Cap Fund

Boston Trust Walden Small Cap Fund

Boston Trust Walden Balanced Fund

Boston Trust Walden Equity Fund

Boston Trust Walden Midcap Fund

Boston Trust Walden SMID Cap Fund

Boston Trust Walden International Equity Fund

Boston Trust Walden Company		Boston Trust Walden Funds

Signed:	/s/ Lucia Santini	Signed:	/s/ Lucia Santini

Name:	Lucia Santini	Name:	Lucia Santini

Title:	Managing Director	Title:	President

Date:	August 18, 2020	Date:	August 18, 2020